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                                             EXHIBIT 99.1



                                             For More Information
                                             Thomas C. Deas, Jr.
                                             James R. Rapp
                                             (610) 902-6205


        AIRGAS, INC. REPORTS FOURTH QUARTER 1998 SPECIAL CHARGE,
         EXITING OF NON-CORE BUSINESSES, AND EARNINGS OUTLOOK

RADNOR, PA, April 27, 1998 -- Airgas, Inc. (NYSE-ARG) announced today that earnings for the fourth quarter ended March 31, 1998 will be impacted by the near-term effects of its "Repositioning Airgas for Growth" initiative and the impending divestiture of several non-core businesses. In addition, Airgas expects to take a one-time special charge related to the repositioning program.

The pre-tax special charge of approximately $25 million will cover the closing of facilities, the write-down of property, plant, and equipment impaired as a result of the restructuring, and the divestitures. Additional repositioning costs of approximately $6 million, for relocating employees and other personnel expenses, exiting certain businesses, and computer conversions have been incurred in the quarter and are being charged against earnings. In conformance with accounting rules these costs and expenses are not included in the special charge.

Additionally, Airgas estimates earnings per share for its fourth quarter, exclusive of the one-time special charge and the direct repositioning costs, will be negatively impacted by the indirect effects of its repositioning and will likely be 10 to 15 percent below last year's fourth quarter and also below analysts' current estimates.

Airgas expects to report its results for the fourth quarter and fiscal 1998 on May 14, 1998.

Looking ahead to fiscal 1999, Peter McCausland, Chairman and CEO, indicated, "The repositioning program will be substantially completed by late Spring 1999 and the current fiscal year will be a period of continuing transition to the new Airgas growth model. However, we believe the year ahead will reflect continued strong cash generation and same-store sales growth in our core businesses. Although we expect fiscal 1999 earnings to be impacted by repositioning expenses of approximately $.12 per share, we also expect to begin to see the benefits of these efforts in the second half. With everything we have going on we will no doubt hit bumps in the road, but we believe that earnings for fiscal 1999 will be reasonably close to analysts current expectations."

The repositioning program reaffirms Airgas' commitment to its core U.S. distribution business and the market opportunities which have increased as the Company has expanded its gas and hardgoods product lines and strategic accounts program. To focus on its core business, Airgas intends to divest several non-strategic U.S. businesses with total sales of approximately $25 million. The Company will also divest or seek joint venture partners for several foreign operations, including its industrial gas interests in India, Thailand, and Indonesia.


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The repositioning program includes reorganizing the corporate structure, consolidating the Distribution segment by combining 34 hubs into 16 larger regional companies, restructuring the carbon dioxide businesses in the Manufacturing segment, consolidating Airgas Direct Industrial's eleven warehouse facilities into five large regional centers, building a national information, procurement, and logistics infrastructure to support expanded product lines and distribution channels, and strengthening national sales and marketing.

According to Mr. McCausland, "The Repositioning Airgas for Growth initiative will transition Airgas from a company which has grown largely by acquisition to a dynamic operating company with an aggressive acquisition plan. In the past ten years, Airgas has grown from $88 million to $1.6 billion in sales with over 260 acquisitions. We are now building the foundation for a second growth period which will include higher internal growth plus continuing acquisitions."

"We are confident that we have the right strategy to grow our franchise as the largest distributor of industrial, medical, and specialty gases and related equipment in North America. Our repositioning is moving forward rapidly. It is expensive, but necessary. As our strong fourth-quarter sales and gross profits will demonstrate, we are focusing on top-line growth and margins as we move through this repositioning. We believe that by investing now to become the low-cost supplier to our customers, we will be rewarded with new business, that we will realize our vision of a world-class, multi-billion dollar, multi-channel distribution company, and that these steps will bring important future benefits to our shareholders, customers, and employees."

Airgas, Inc. is the largest distributor of industrial, medical, and specialty gases and related equipment in North America. It can be visited on the Internet at http://www.airgas.com.

                     Forward-Looking Statements Warning
                     __________________________________

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, and the making of such statements should not be regarded as a representation by Airgas or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include underlying market conditions, continued growth in same-store sales, costs and potential disruptive effects of the repositioning, implementation of information technology projects, the success and timing of intended divestitures, and factors described in the Company's reports, including Form 10-Q, dated December 31, 1997, filed by the Company with the Securities and Exchange Commission.


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